+1 855-4TAXULO x 102

Northern CA: 3031 Tisch Way #10, San Jose, CA, 95128

Southern CA: 450 North Brand Blvd., Glendale, CA, 91203

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in the Offering Circular, which forms a part of the Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report dated June 2, 2025, relating to the consolidated balance sheet of Ark7 Properties LLC and its wholly owned series LLC subsidiary, Series #MHQNN, Series #KYLBE, Series #DJVWQ, Series #PBIUH, Series #PFUNR, Series #8YFFL, Series #DTMEW, Series #KM1OU, Series #EKPES, Series #SOYGJ, Series #RUSUU, Series #XZQRZ, Series #TBQSK, Series #BOBHU, Series #FFKEC, Series #LCYPL, Series #OYNYT as of December 31, 2024, and the related statements of income, member's equity, and cash flows for the year ended, and the related notes to the financial statements.

/s/ Norbie Gaerlan

Norbie Gaerlan, CPA

450 N. Brand Blvd

Glendale, CA 91203

Dec 1, 2025